UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)
March 14, 2012

CITY HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-11733

West Virginia	55-0619957
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

25 Gatewater Road, Cross Lanes, WV 25313
(Address of Principal Executive Offices, Including Zip Code)

304-769-1100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 14, 2012, an Amendment to Agreement and Plan of Merger (“Amendment”)  was entered into by and among Virginia Savings Bancorp, Inc., a Virginia corporation (“Virginia Bancorp”), Virginia Savings Bank, FSB, a federal savings bank (“Virginia Savings”), City Holding Company, a West Virginia corporation (“City”) and City National Bank of West Virginia, a national banking association (“City National”).

The Amendment amended the Agreement and Plan of Merger entered into among the parties on November 14, 2011 (together with the Amendment, the “Merger Agreement”).  The Merger Agreement provides for a business combination, whereby Virginia Bancorp will merge (the “Merger”) with and into City, with City as the surviving corporation in the Merger.  Concurrently with the Merger or as soon thereafter as possible, Virginia Bancorp’s subsidiary bank, Virginia Savings, will merge with and into City National, with City National as the surviving bank in the Merger.  Under the terms of the Amendment, each holder of a share of Virginia Bancorp Common Stock and Virginia Bancorp Series A Non-Voting Preferred Stock issued and outstanding prior to the Effective Time (other than shares held directly or indirectly by City, except shares held by City in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) (each a “Virginia Bancorp Share’) shall receive in respect thereof, at the election of the holder, one of the following forms of consideration:  (i) 0.2100 shares of the common stock, par value $2.50 per share, of City Common Stock for each Virginia Bancorp Share or (ii) $6.17 in cash for each Virginia Bancorp Share or (iii) 0.1260 shares of City Common Stock and $2.47 in cash for each share of Virginia Bancorp Share.  Pursuant to the Amendment, all shareholder elections will be subject to allocation and proration procedures set forth in the Merger Agreement which is intended to ensure that, in the aggregate, 60% of the Virginia Bancorp Shares outstanding will be exchanged for City Common Stock, and that 40% of the total number of Virginia Bancorp Shares is converted into cash; provided, that in no event will more than 240,000 shares of City Common Stock be issued nor more than $4,689,920 in cash (excluding any cash paid in lieu of fractional shares) be paid.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K (“Report”) and is incorporated herein by reference.  The Amendment has been attached as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any further financial information about City or its subsidiaries or affiliates.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the parties, including being qualified that confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of City or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by City.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

2.1
Amendment to Agreement and Plan of Merger, dated as of March 14, 2014, by and among Virginia Savings Bancorp, Inc., Virginia Savings Bank, F.S.B., City Holding Company and City National Bank of West Virginia.

Additional Information about the Merger and Where to Find It

Shareholders of Virginia Bancorp and other investors are urged to read the proxy statement/prospectus included in the registration statement on Form S-4 that City filed with the Securities and Exchange Commission in connection with the proposed Merger because it contains important information about City, Virginia Bancorp, the Merger, the persons soliciting proxies in the Merger and their interests in the Merger and related matters.  You will be able to obtain all documents filed with the SEC by City free of charge at the SEC’s Internet site (http://www.sec.gov).  In addition, documents filed with the SEC by City will be available free of charge from the Corporate Secretary of City Holding Company, 25 Gatewater Road, Cross Lanes, West Virginia 25313, telephone (304) 769-1100.  The proxy statement/ prospectus and the other documents may also be obtained for free by accessing City’s website at www.bankatcity.com under the tab “Investor Relations” and then under the heading “Documents”.  You are urged to read the proxy statement/prospectus carefully before making a decision concerning the Merger.

Participants in the Transactions

City, Virginia Bancorp and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from Virginia Bancorp’s shareholders in favor of the Merger with City.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Virginia Bancorp shareholders in connection with the proposed Merger will be set forth in the proxy statement/prospectus when it is filed with the SEC.

You can find information about the executive officers and directors of City in its Annual Report on Form 10-K for the year ended December 31, 2011, and in its definitive proxy statement filed with the SEC on March 25, 2011.  You can obtain free copies of these documents from City using the contact information above.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated: March 16, 2012	City Holding Company

By:	/s/ David L. Bumgarner
David L. Bumgarner
Chief Financial Officer